                              SCHRODER SERIES TRUST

                               MANAGEMENT CONTRACT

     This Management Contract (the "Contract") dated as of July __, 2005 is between SCHRODER SERIES TRUST, a Massachusetts business trust (the "Trust"), on behalf of its constituent series listed in Appendix A to this Contract (each, a
"Fund"), and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., a Delaware
corporation (the "Manager").

     WITNESSETH:

     That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY THE MANAGER TO THE FUNDS.

     (a) The Manager, at its expense, will furnish continuously an investment program for each Fund, will determine what investments shall be purchased, held, sold, or exchanged by each of the Funds and what portion, if any, of the assets of a Fund shall be held uninvested and shall, on behalf of each Fund, make changes in the Fund's investments. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and
Bylaws of the Trust and each Fund's stated investment objectives, policies, and restrictions, and will use its best efforts to safeguard and promote the welfare of the Trust and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the
Trustees.

     (b) The Manager, at its expense, except as such expense is paid by the
Trust as provided in Section 1(d), will furnish all necessary investment and related management facilities, including salaries of personnel, required for it to execute its duties faithfully. The Manager will pay the compensation, if any, of certain officers of the Trust carrying out the investment management and related duties provided for by this Contract.

     (c) The Manager shall place all orders for the purchase and sale of portfolio investments for each Fund's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for a Fund the most favorable price and execution available, the Manager, bearing in mind the
Trust's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account

market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the
Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the
Trust and any Fund which is permitted by Section 11(a) of the Securities
Exchange Act of 1934, as amended.

     (d) The Manager shall not be obligated to pay any expenses of or for the
Trust or any Fund not expressly assumed by the Manager pursuant to this Section
1 other than as provided in Section 3.

2.   OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, Trustees, officers, and employees of the Trust may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service, or other contracts with other organizations and persons, and may have other interests and business.

3.   COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

     The Trust will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, fees in respect of each of the Funds, computed and paid quarterly at the annual rate of 0.75% of each Fund's average net asset value of the first $250 million of the net assets of the Fund during the preceding quarter; 0.65% of the next $250 million of average daily net assets; and 0.60% of average daily net assets in excess of $500 million.

     Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such quarter at the close of business on each business day during such quarter in which this
Contract is in effect. Such fees shall be payable for each fiscal quarter within
30 days after the close of such quarter and shall

commence accruing as of the date of the initial issuance of shares of each Fund to the public.

     In the event that expenses of any Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of that Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of any Fund exceed any expense limitation which the Manager may, by written notice to the Trust, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of that Fund, to the extent required by such expense limitation.

     If the Manager shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4.   ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

     This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended with respect to a Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the affected Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager.

5.   EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

     (a) This Contract shall become effective with respect to a Fund immediately upon its approval by the affirmative vote of a majority of the outstanding shares of that Fund.

     (b) This Contract shall remain in effect with respect to a Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive twelve-month periods (computed from each anniversary date of the approval) with respect to such Fund; provided that such continuance is specifically approved at least annually (i) by the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund, and, in either case, by a majority of the Trustees who are not parties to this Contract or interested persons of any such party (other than as Trustees of the Trust);
provided further, however, that if this Contract or the continuation of this
Contract is not approved as to a Fund, the Manager may continue to render to that Fund the services described herein in the manner and to the extent permitted by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     (c) This Contract may be terminated with respect to a Fund at any time (i)
by the Trustees or by the affirmative vote of a majority of the outstanding shares of a Fund on 60 days' written notice to the Manager or (ii) by the
Manager on 60 days' written notice to the Trust. This Contract shall terminate automatically upon its assignment, as provided in Section 4.

     Termination of this Contact pursuant to this Section 5 will be without the payment of any penalty.

6.   CERTAIN DEFINITIONS.

     For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of a Fund means the affirmative vote, at a duly called and held meeting of such shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Contract, the terms "affiliated person",
"control", "interested person", and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term
"specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

7.   NON-LIABILITY OF MANAGER.

     In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder.

8.   NOTICE.

     Any notice or other communication required to be given pursuant to this
Contract shall be in writing and sent by first-class mail or facsimile transmission, and shall be effective upon receipt. Notices and communications shall be given, if to the Trust, at:

                Schroder Series Trust
                875 Third Avenue, 22nd Floor

                New York, NY 10022
                Attention: Ms. Carin F. Muhlbaum, Esq.

and if to the Manager, at:

                Schroder Investment Management North America Inc.
                875 Third Avenue, 22nd Floor
                New York, New York 10022
                Attention:  Ms. Catherine A. Mazza

9.   MISCELLANEOUS.

     (a) This Contract shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

     (b) If any part, term or provision of this Contract is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Contract did not contain the particular part, term or provision held to be illegal or invalid.

     (c) Section headings in this Contract are included for convenience only and are not to be used to construe or interpret this Contract.

     (d) This Contract may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the
Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

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     IN WITNESS WHEREOF, SCHRODER SERIES TRUST and SCHRODER INVESTMENT
MANAGEMENT NORTH AMERICA INC. have each caused this instrument to be signed as of the date first set forth above.

                                     SCHRODER SERIES TRUST
                                     on behalf of the Funds listed in Appendix A
                                     hereto

                                     By:
                                         ---------------------------
                                         Name:  Mark A. Hemenetz
                                         Title: President

                                     SCHRODER INVESTMENT MANAGEMENT
                                     NORTH AMERICA INC.

                                     By:
                                         ---------------------------
                                         Name:
                                         Title:

                                   APPENDIX A
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                   Funds of the Trust subject to this Contract
                   -------------------------------------------

               Schroder U.S. Small and Mid Cap Opportunities Fund